SUB-ITEM 77C:	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On September 27, 2012, a Special Meeting of Shareholders of the Elite Growth & Income Fund and the Elite Income Fund (the “Funds”) was held for the purpose of voting on the following Proposals:

ELITE GROWTH & INCOME FUND:

Proposal 1:
Approval of the Agreement and Plan of Reorganization and related transactions that provide for the transfer of all of the assets of the Elite Growth & Income Fund to the Cutler Equity Fund in exchange for shares of the Cutler Equity Fund and the assumption by Cutler Equity Fund of the known liabilities of the Elite Growth & Income Fund, and the distribution of such shares to shareholders in complete liquidation of the Elite Growth & Income Fund, all as described in the attached Prospectus/Proxy Statement.

ELITE INCOME FUND:

Proposal 1:
Approval of the Agreement and Plan of Reorganization and related transactions that provide for the transfer of all of the assets of the Elite Income Fund to the Cutler Income Fund in exchange for shares of the Cutler Income Fund and the assumption by Cutler Income Fund of the known liabilities of the Elite Income Fund, and the distribution of such shares to shareholders in complete liquidation of the Elite Income Fund, all as described in the attached Prospectus/Proxy Statement.

A total of 2,636,880.684 shares of the Elite Growth & Income Fund were entitled to vote on the Proposal.  A total of 1,318,440.342 shares constitute a quorum of voters for purposes of the Proposal.  A total of 1,720,142.852 shares of the Elite Growth & Income Fund were voted, representing 65.2% of total shares.

A total of 1,944,903.269 shares of the Elite Income Fund were entitled to vote on the Proposal.  A total of 972,451.635 shares constitute a quorum of voters for purposes of the Proposal.  A total of 1,444,632.010 shares of the Elite Income Fund were voted, representing 74.3% of total shares.

If a quorum (more than 50% of the outstanding shares of a Fund) is present at the Meeting, the vote of a majority of the outstanding shares of each Fund is required to approve the proposal to approve the applicable Fund’s Plan of Reorganization.  The vote of a majority of the outstanding shares of a Fund means the vote of the lesser of (1) 50% or more of the shares present or represented by proxy at the Meeting, if the holders of more than 50% of the outstanding shares are present or represented by proxy, or (2) more than 50% of the outstanding shares.

ELITE GROWTH & INCOME FUND:

Proposal 1:
The shareholders of the Elite Growth & Income Fund approved the Agreement and Plan of Reorganization and related transactions that provide for the transfer of all of the assets of the Elite Growth & Income Fund to the Cutler Equity Fund in exchange for shares of the Cutler Equity Fund and the assumption by Cutler Equity Fund of the known liabilities of the Elite Growth & Income Fund, and the distribution of such shares to shareholders in complete liquidation of the Elite Growth & Income Fund, all as described in the attached Prospectus/Proxy Statement:

	Number of Shares
For	Against	Abstain
1,717,993.129	0	2,149.723

ELITE INCOME FUND:

Proposal 1:
The shareholders of the Elite Income Fund approved the Agreement and Plan of Reorganization and related transactions that provide for the transfer of all of the assets of the Elite Income Fund to the Cutler Income Fund in exchange for shares of the Cutler Income Fund and the assumption by Cutler Income Fund of the known liabilities of the Elite Income Fund, and the distribution of such shares to shareholders in complete liquidation of the Elite Income Fund, all as described in the attached Prospectus/Proxy Statement:

	Number of Shares
For	Against	Abstain
1,444,632.010	0	0